Subsidiaries
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1.       Rexall Showcase International, Inc.

2.       Rexall Showcase International de Mexico, S.A. de C.V.

3.       Importadora Rexall Showcase International de Mexico, S.A. de C.V.

4.       Servicios Rexall Showcase International de Mexico, S.A. de C.V.

5.       Asociacion de Vendedores Independientes en Rexall, A.C.

6.       Rexall Korea Limited

7.       RSL Holdings, Inc.

8.       Rexall Hong Kong Limited

9.       RXSD Inc.

10.      Rexall Showcase Taiwan, Inc.

11.      Rexall Showcase Japan, Inc.

12.      Richardson Labs, Inc.